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                                           Exhibit 11

                  ALLMERICA PROPERTY & CASUALTY COMPANIES, INC. AND SUBSIDIARIES
                      STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                        For the Periods Ended June 30, 1996 and 1995
                                         (Unaudited)

                                              Three Months Ended  Six Months Ended
                                                   June 30,            June 30,
                                               1996       1995     1996       1995
Primary:
  Average shares outstanding                    59.6       61.4     60.0       61.6
  Net effect of dilutive stock options
    based on the treasury stock
    method using average market
    price                                        0.1          -      0.1          -

                                       TOTALS   59.7       61.4     60.1       61.6


  Net income                                 $  28.6   $   36.4  $  78.2   $   69.1
  Per share amount                           $  0.48   $   0.59  $  1.30   $   1.12



Fully diluted:
  Average shares outstanding                    59.6       61.4     60.0       61.6
  Net effect of dilutive stock options
    based on the treasury stock
    method using the higher of
    period end or average market
    price                                        0.1          -      0.1          -

                                       TOTALS   59.7       61.4     60.1       61.6


  Net income                                 $  28.6   $   36.4  $  78.2   $   69.1
  Per share amount                           $  0.48   $   0.59  $  1.30   $   1.12




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